EXHIBIT 11.1

SNYDER OIL CORPORATION
Computation of Net Income (Loss) per Common Share
For The Years Ended December 31, 1994, 1995  and 1996
(In thousands except per share data)

                                                                                            Year Ended December 31,
                                                                           ---------------------------------------------------
                                                                               1994              1995              1996
                                                                           -------------     -------------      --------------
Net income (loss)                                                               $12,372          ($39,831)            $62,950
Dividends on preferred stock                                                    (10,806)           (6,210)             (6,210)
                                                                           -------------     -------------      --------------

        Net income (loss) available to common                                    $1,566          ($46,041)            $56,740
                                                                           =============     =============      ==============


Weighted average shares outstanding                                              23,704            30,186              31,308
Assumed exercise of vested common stock options
     net of treasury shares repurchased                                             290               138                 179
Assumed conversion of 6% preferred stock                                          4,881             4,881               5,051
                                                                           -------------     -------------      --------------

        Weighted average common stock and equivalents outstanding                28,875            35,205              36,538
                                                                           =============     =============      ==============



PRIMARY NET INCOME (LOSS) PER COMMON SHARE:

Net income (loss)                                                                 $0.52            ($1.32)              $2.01
Dividends on preferred stock                                                      (0.45)            (0.21)              (0.20)
                                                                           -------------     -------------      --------------

Net income (loss) available to common                                             $0.07            ($1.53)              $1.81
                                                                           =============     =============      ==============



FULLY DILUTED NET INCOME (LOSS) PER COMMON SHARE:

Net income (loss)                                                                 $0.43            ($1.13)              $1.72
Dividends on preferred stock                                                       0.00              0.00                0.00
                                                                           -------------     -------------      --------------

Net income (loss) available to common                                             $0.43            ($1.13)              $1.72
                                                                           =============     =============      ==============
